OPTION AGREEMENT

This agreement is dated for reference July 20, 1999.

BETWEEN:          WET COAST CAPITAL CORPORATION,  a British Columbia company, of
                  Suite  420,  1090  West  Pender  Street,  Vancouver,   British
                  Columbia, V6E 2N7, and fax (604) 682-6509

                  ("Wet Coast")

AND: GERRY DIAKOW, a mining engineer, of 1537 - 54th Street, Delta, British Columbia, V4M 3H6, and fax (604)682-6509

                  (the "Optionor")

RECITALS

A. The Optionor has an undivided 100% interest in the CP 1-12 mineral claims, Nicola Mining Division, British Columbia, Canada (the "Property").

B. Wet Coast wants the exclusive and irrevocable right to acquire 100% of the Optionor's interest in the Property.

IN CONSIDERATION of the recitals and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree that:

1.       The definitions in the recitals are part of this agreement.

2. The Optionor grants Wet Coast an option to acquire a 100% undivided interest in the Property (the "Option").

3.       To exercise the Option, Wet Coast must:

         (a) finance the work program recommended for the Property in the initial report of Douglas H. Hopper, Consulting Geologist, dated February 8, 1999 (the "Work Program") within 12 months of the date of this agreement (the "Work Period"); and

         (b) pay the Optionor CDN$7,500 within 18 months of the date of this agreement (the "Option Period").

4. The Optionor will perform the Work Program and provide an engineering report that satisfies Wet Coast within two months of his completing the Work Program or the end of the Work Period, whichever is earlier.

5. Wet Coast may transfer, assign, grant an option to purchase or otherwise alienate its rights and obligations under this agreement.

6. Wet Coast and its employees, agents, independent contractors, and assignees may have full access to the Property during the Option Period.

7. Wet Coast may terminate this agreement at any time during the Option Period by giving written notice of its intention to terminate by fax to the Optionor's fax number as soon as Wet Coast arrives at its decision to terminate. No monies already paid by Wet Coast under this agreement are refundable and Wet Coast is entitled to no interest in the Property if this agreement is terminated by Wet Coast during the Option Period.

8.       During the Option Period, the Optionor will:

         (a) do nothing that might adversely affect Wet Coast's rights under this agreement, and

         (b) keep the Property free and clear of any claims and in good standing with applicable government authorities.

9.       During the Option Period, Wet Coast will:

         (a) conduct all work on the Property in a careful and miner-like manner and in compliance with all applicable laws, and

         (b) obtain and maintain and cause any contractor or sub-contractor engaged under this agreement to obtain and maintain adequate insurance during any period in which active work is carried out on the Property.

10.      Each party represents and warrants to the other that:

         (a) it has the power and authority to carry on its business and to make this agreement and any agreement that is contemplated by this agreement, and

         (b)      the making of this agreement and any  agreements  contemplated by it does not violate or breach its constating documents or the laws of any applicable jurisdiction and has been authorized by its board of directors.

11.      The Optionor represents and warrants that:

         (a) title to the Property is free and clear of any claims or charges, either actual, pending or threatened,

         (b) the Property is not subject to any order or direction relating to environmental matters that requires any action,

         (c) he has the exclusive right to make this agreement, and to dispose of the Interest in the Property in accordance with the terms of this agreement.

12. The representations and warranties of the parties are conditions on which the parties have relied in making this agreement and survive the exercising of the Option.

13. The Optionor acknowledges that this agreement was prepared by Jeffs & Company, Law Corporation, on behalf of and solely for Wet Coast, and that it may contain terms and conditions onerous to the Optionor. The Optionor expressly acknowledges that Wet Coast has given the Optionor adequate time to review this agreement and to seek and obtain independent legal advice, and he represents to Wet Coast that he has in fact sought and obtained independent legal advice and is satisfied with all of the terms and conditions of this agreement.

14. This agreement contains the entire agreement among the parties and supersedes all earlier representations, understandings and agreements, whether written or oral, express or implied, that might have lead to the parties' making this agreement.

15. The parties will sign any document and do anything within their power that is necessary to implement the terms of this agreement.

16. Time is of the essence of this agreement and is of the essence of any amendments to this agreement unless its essence is waived in the amendment.

17. This agreement is governed by the laws of British Columbia and must be litigated in the courts of British Columbia.

18. This agreement enures to the benefit of and is binding on the parties and their respective successors and permitted assigns.

19. This agreement may be executed in any number of separate counterparts and delivered to the parties by fax. The counterparts together are deemed to be one original document.

THE PARTIES' SIGNATURES below are evidence of their agreement.

WET COAST CAPITAL CORPORATION

Per:      /s/  "RICK JEFFS"
      ------------------------------------
         Authorized Signatory

Signed by GERRY DIAKOW in the presence of:

    /S/  "ALITA M. CERRA"                              /S/ "GERRY DIAKOW"
------------------------------------------     ---------------------------------
Signature of Witness                                       Gerry Diakow

         ALITA M. CERRA
------------------------------------------
Name of Witness

------------------------------------------
Address of Witness